                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
American Vantage Companies

We consent to incorporation by reference in registration statement No. 333-00905 on Form S-8 of American Vantage Companies (formerly American Casino Enterprises, Inc.) of our report dated October 2, 1997, relating to the consolidated balance sheets of American Vantage Companies and Subsidiaries as of July 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the July 31, 1997 annual report on Form 10-KSB of American Vantage Companies.


Las Vegas, Nevada
October 29, 1997